Exhibit 99.2

VOTING AGREEMENT

This VOTING AGREEMENT (the “Agreement”) is made and entered into as of November 9, 2022, by and among (i) Mr. Mo Chen, a Canadian citizen (the “Attorney”), (ii) White Marble LLC, owns 13,367,314 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”, as adjusted by any subdivision, combination or recapitalization of the share capital of the Company), of TuSimple Holdings Inc., a Delaware Corporation (the “Company”), (iii) White Marble International Limited (together with White Marble LLC, each a “Principal Party” and collectively, the “Principal Parties”), owns 12,000,000 shares of Class B common stock, par value $0.0001 per share (the “Class B Common Stock”, as adjusted by any subdivision, combination or recapitalization of the share capital of the Company), and each of them may from time to time after the date hereof acquire beneficial ownership over additional equity securities of the Company; all of which are hereinafter referred to as the “Subject Shares”.

In consideration of the mutual promises and covenants set forth herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Agreement to Vote. Each Principal Party, hereby agrees on behalf of itself and any transferee or assignee of any Subject Shares, by whatever name called, now owned or subsequently acquired (including, without limitation any securities of the Company issued with respect to, upon conversion of, or in exchange or substitution for such shares or other securities), at a regular or special meeting of stockholders, however called, or in connection with any written consent of the stockholders of the Company, in each case relating to any proposed action by the Attorney with respect to the matters set forth below, the Principal Party shall vote, or cause to be voted, all Subject Shares owned by such Principal Party, or over which such Principal Party has voting control, from time to time and at all times, in whatever manner as shall be directed by the Attorney:

1.1 requisition, convene and attend any general meeting or meetings of shareholders or any class of shareholders of the Company and, in respect of such Principal Party’s voting and consent rights with respect to the Subject Shares;

1.2 exercise the shareholder’s rights to propose, speak, question, vote, consent and any other rights in relation to the decision-making attaching to the Subject Shares and waive any such rights in connection with the Subject Shares that such Principal Party is entitled to according to the provisions of applicable laws, certificate of incorporation of the Company (as amended from time to time) and the bylaws of the Company (as amended from time to time);

1.3 make, execute, acknowledge, issue, file and deliver (or cause to be made, executed, acknowledged, issued, filed or delivered) all resolutions, contracts, orders, receipts, notices, requests, instructions and other writings (and all amendment to any such documents) and, in general, to do all things and to take all action that the Attorney in his sole discretion may consider necessary, desirable or appropriate in connection with or to exercise the aforesaid shareholder’s rights to vote, consent or waive any rights, as fully as such Principal Party could if personally present and acting;

1.4 ratify, confirm and approve all actions that the Attorney shall take by virtue of the above authorization and arrangements.

2. Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured Party for the breach of this Agreement by any other Party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each Party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

3. Miscellaneous.

3.1 Term. This Agreement shall terminate and be of no further force or effect upon the mutual agreement among the Principal Parties and the Attorney.

3.2 Governing Law. This Agreement shall be governed by Delaware law applicable to agreements made and to be fully performed within the State of Delaware. Each party hereby (i) irrevocably submits to the personal jurisdiction of the courts of the State of Delaware to resolve any controversy or claim arising out of or relating to this Agreement, (ii) agrees that any action or proceeding arising under this Agreement shall be brought, tried and determined solely by the courts of the State of Delaware, and (iii) irrevocably waives any and all rights to a jury trial in connection with such action or proceeding.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

WHITE MARBLE LLC

By:	/s/ Xiaodi Hou
Name: Xiaodi Hou
Title: Director

Date: Nov. 9, 2022

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

WHITE MARBLE INTERNATIONAL LIMITED

By:	/s/ Xiaodi Hou
Name: Xiaodi Hou
Title: Director

Date: Nov. 9, 2022

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

/s/ Mo Chen
Mo Chen

Date: 11.09, 2022

Witnessed by

/s/ Richard Chang
Richard Chang

[Signature Page to Voting Agreement]